Exhibit 99.01

H/Cell Energy Reports FY2018 Year End Financial Results

Dallas, TX, March 26, 2019 (GLOBE NEWSWIRE) -- H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen and fuel cell technology, has announced financial results for its fiscal year ended December 31, 2018.

Fiscal Year 2018 Highlights:

●	Increased year-over-year revenue by 19%
●	Acquired and assimilated PVBJ, Inc. (www.pvbjinc.com)
●	Secured a growth lending facility with Thermo Communications Funding
●	Achieved an operating profit in both wholly-owned HCCC subsidiaries
●	Established a revenue producing renewable energy division in Australia
●	Selected as a panel member for The Queensland Department of Natural Resources, Mines and Energy
●	Increased bid list to approximately $27 million

For the twelve months ended December 31, 2018, HCCC generated revenue of $7,546,437 and a net loss of $554,010, which includes $292,439 of non-cash charges that do not affect the cash flow performance or working capital of HCCC. This amounts to $(0.07) in loss per share. The results compare to revenue of $6,352,886 and net income of $8,897 or $0.00 in earnings per share, fully diluted, for the prior year ended December 31, 2017.

Andrew Hidalgo, CEO of HCCC, commented, “Fiscal year 2018 was a significant year for the company. We invested in the growth of the organization and achieved many milestones. Our subsidiaries are performing well and generating many projects while focusing on the market development of our advanced clean energy solutions. We feel that our financial condition is solid, with $359,134 in cash and $3,524,507 in assets. We also believe our advanced clean energy solutions featuring hydrogen and fuel cell technology will become a primary energy source for off-grid electric power in the residential, commercial and government sectors. HCCC is growing at a fast pace and the market for clean energy is abundant with opportunities.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

H/Cell Energy Corporation

Investor Relations

3010 LBJ Freeway, Suite 1200

Dallas, Texas 75234

972-888-6009 USA

H/CELL ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017

ASSETS
Current assets
Cash and cash equivalents	$359,134	$455,700
Accounts receivable (net retention)	1,087,381	808,050
Prepaid expenses	16,282	14,669
Costs and earnings in excess of billings	45,478	51,531
Total current assets	1,508,275	1,329,950

Property and equipment, net	476,436	102,573
Security deposits and other non-current assets	32,530	8,416
Deferred tax asset	50,000	44,257
Customer lists, net	83,645	-
Goodwill	1,373,621	-

Total assets	$3,524,507	$1,485,196

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$891,354	$631,385
Management fees payable – related party	-	31,257
Earn-out payable	190,736	-
Billings in excess of costs and earnings	195,331	87,206
Sales and withholding tax payable	59,857	61,239
Current equipment notes payable	38,991	-
Current capital lease payable	65,265	-
Income tax payable	48,643	98,313
Total current liabilities	1,490,177	909,400

Noncurrent liabilities
Line of credit	28,359	-
Equipment note payable	121,038	-
Capital leases	232,876	-
Convertible note payable – related party, net of discount	29,122	-
Total noncurrent liabilities	411,395	-

Total liabilities	1,901,572	909,400

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,586,024 and 7,041,579 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	758	704
Additional paid-in capital	2,983,476	1,335,656
Accumulated deficit	(1,285,764)	(731,754)
Accumulated other comprehensive loss	(75,535)	(28,810)
Total stockholders’ equity	1,622,935	575,796

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,524,507	$1,485,196

H/CELL ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS – OTHER COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2018	2017

Revenue
Construction income	$7,505,889	$6,266,967
Related party	40,548	85,919
Total revenue	7,546,437	6,352,886

Cost of goods sold
Direct costs	5,492,607	4,241,421
Direct costs – related party	40,376	87,649
Total cost of goods sold	5,532,983	4,329,070

Gross profit	2,013,454	2,023,816

Operating expenses
General and administrative expenses	2,368,860	1,776,859
Management fees – related party	78,000	184,004
Total operating expenses	2,446,860	1,960,863

Income (loss) from operations	(433,406)	62,953

Other expenses
Interest expense	26,584	-
Interest expense – related party	79,622	-
Change in fair value earn-out	15,418	-
Gain on fixed asset disposal	(17,277)	-
Total other expenses	104,347	-

Income tax provision	16,257	54,056

Net income (loss) before income taxes	$(554,010)	$8,897

Other comprehensive income (loss), net

Foreign currency translation adjustment	(46,725)	21,996

Comprehensive income (loss)	$(600,735)	$30,893

Earnings (loss) per share
Basic	$(0.07)	$0.00
Diluted	$(0.07)	$0.00
Weighted average common shares outstanding
Basic	7,586,024	6,703,223
Diluted	7,586,024	7,699,743